                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                 AMENDMENT NO. 4
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          CLASSIC VACATION GROUP, INC.
                                (Name of Issuer)
                           --------------------------


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)
                           --------------------------

                                    37937F106
                                 (Cusip Number)
                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                           --------------------------


                                  JULY 2, 2001
             (Date of event which requires filing of this statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].



                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 37937F106                   13D                      Page 2 of 5 Pages
          ---------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           GV Investment LLC
   2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a) [X]
                                                                       (b) [ ]
   3.      SEC USE ONLY


   4.      SOURCES OF FUNDS

           OO

   5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)
                                                                             [ ]

   6.      CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE

                       7.   SOLE VOTING POWER
     NUMBER OF
       SHARES               0
    BENEFICIALLY
      OWNED BY         8.   SHARED VOTING POWER
        EACH
     REPORTING              386,300
    PERSON WITH
                       9.   SOLE DISPOSITIVE POWER

                            0

                      10.   SHARED DISPOSITIVE POWER

                            6,126,426.17

   11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,126,426.17

   12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [ ]

   13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           30.4%

   14.     TYPE OF REPORTING PERSON

           OO (limited liability company)



                                Page 2 of 5 Pages

CUSIP No. 37937F106                   13D                      Page 3 of 5 Pages
          ---------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           THREE CITIES FUND III, L.P.

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a) [X]
                                                                       (b) [ ]
   3.      SEC USE ONLY


   4.      SOURCES OF FUNDS

           Not Applicable

   5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)
                                                                           [ ]

   6.      CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE

                       7.   SOLE VOTING POWER
     NUMBER OF
       SHARES               0
    BENEFICIALLY
      OWNED BY         8.   SHARED VOTING POWER
        EACH
     REPORTING              0
    PERSON WITH
                       9.   SOLE DISPOSITIVE POWER

                            0

                      10.   SHARED DISPOSITIVE POWER

                            0

   11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,126,426.17

   12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [ ]

   13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           30.4%

   14.     TYPE OF REPORTING PERSON

           PN


                                Page 3 of 5 Pages

CUSIP No. 37937F106                   13D                      Page 4 of 5 Pages
          ---------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           THREE CITIES RESEARCH, INC.

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a) [ ]
                                                                       (b) [X]
   3.      SEC USE ONLY


   4.      SOURCES OF FUNDS

           Not Applicable

   5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)

                                                                           [ ]

   6.      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

                       7.   SOLE VOTING POWER
     NUMBER OF
       SHARES               0
    BENEFICIALLY
      OWNED BY         8.   SHARED VOTING POWER
        EACH
     REPORTING              386,300
    PERSON WITH
                       9.   SOLE DISPOSITIVE POWER


                      10.   SHARED DISPOSITIVE POWER

                            6,126,426.17

   11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,126,426.17

   12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [ ]

   13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           30.4%

   14.     TYPE OF REPORTING PERSON

           CO




                                Page 4 of 5 Pages

         This Amendment No. 4 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on June 30, 2000 by GV Investment LLC, Three Cities Fund III, L.P. and Three Cities Research, Inc., as subsequently amended.



ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) Between April 2, 2001 and July 2, 2001, GV Investment LLC received interest totaling $1,301,242.19 from the Issuer (which changed its name from Global Vacation Group, Inc. to Classic Vacation Group, Inc. in May 2001) in the form of notes convertible into 247,855.66 shares of the Issuer's common stock.


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.


Dated:  July 23, 2001



                                      GV INVESTMENT LLC


                                      By:    /s/ J. William Uhrig
                                         ---------------------------------------
                                            Name:  J. William Uhrig
                                                Title:    President


                                      THREE CITIES FUND III, L.P.

                                      By:TCR Associates III, L.L.C.,
                                         its General Partner

                                      By:TCR GP, L.L.C.
                                         its Managing Member


                                      By:    /s/ Willem de Vogel
                                         ---------------------------------------
                                             Name:  Willem de Vogel
                                         Title:     Managing Member



                                      THREE CITIES RESEARCH, INC.

                                      By:   /s/ Willem de Vogel
                                         ---------------------------------------
                                         Name:  Willem deVogel
                                         Title: President






                               Page 5 Of 5 Pages